                                                                   EXHIBIT 10.3

                                   [LETTERHEAD]

                                   June 23, 1995



David M. Lajoie, Vice President Finance
LABEL ART
One Riverside Way
Wilton, New Hampshire, 03086

     RE:   Lease Agreement for 20,000 square feet
           5721 South Zero Street
           Fort Smith, Arkansas

Dear Mr. Lajoie:

    After reviewing your proposal regarding the continued lease of the above property, we are renewing the above lease, which has an end date (as amended) of December 31, 1995, with the option to renew for an additional two years through December 31, 1997. Renewal will be based on renegotiation of the existing terms. Total square footage leased remains 20,000 and monthly rent is $2,400.

    If this arrangement is acceptable to you, please sign the original of this letter and return it to us.

    If there are any questions, please do not hesitate to give me a call.

                                           Sincerely,

                                           /s/  PAUL W. STIEGLER, JR.

                                           Paul W. Stiegler, Jr.
                                           Vice President & General Manager
                                           Fort Smith

PWSJr/crm

     By:  /s/  DAVID M. LAJOIE
          Label Art
     Date: 7/11/95

                                     [FOOTER]

                                   [LETTERHEAD]

November 14, 1988

Paul W. Stiegler, Jr., President
R. H. Buhrke Co., Inc.
Division of Klein Tools, Inc.
c/o Jimmie Taylor, Realtors
P. O. Box 3409
Fort Smith, Arkansas  72913

Dear Paul:

In connection with our Lease Agreement for property at 5721 South Zero Street dated September 1, 1988, we understand that the 2,500 square feet (not currently covered under the lease) have become available for use. We wish to lease this additional place.

We propose to amend the Lease Agreement, effective November 1, 1988, to incorporate the additional 2,500 square feet, bringing the total square footage to 20,000 and the monthly rent to $2,400. All other terms of the Lease Agreement will remain unchanged.

If this arrangement is acceptable to you, please sign the original of this letter and return to us, at which time we will send a check covering the additional rent from November 1, 1988.

Very truly yours,

/s/  DONALD L. CRANE

Donald L. Crane
Vice President of Finance

DLC:ED

R. H. Buhrke Company, Inc.
Division of Klein Tools, Inc.

By /s/
         Its President

Date  11/17/88

                                    LEASE AGREEMENT

     THIS AGREEMENT made and entered into in Fort Smith, Arkansas, on this 1st day of September, 1988, by and between Buhrke Co. - Division of Klein Tools, hereinafter referred to as "Lessors", and Label Art, Inc., a corporation, hereinafter referred to as "Lessee".

     The Lessors and Lessee, for and in consideration of the mutual covenants, conditions, agreements, and stipulations hereinafter contained, hereby agree as follows:

     1. Description of the Property: Lessors hereby lease to the Lessee property located at 5721 South Zero, Fort Smith, Arkansas, more particularly described as follows: This is the building that is on the East side of entrance. The Lessee is to get 17,500 sq. ft. and the Lessor is keeping 2,500 sq. ft. in the Southeast corner of said building and Lessor is to install a wire cage around this area. Access to this 2,500 sq. ft. area will be limited to its own entry way from outside of the building if the Lessee so desires at any time during the term of the lease.

     The Lessors shall permit the Lessee to use an air compressor located on the leased premises, and this air compressor shall be considered a fixture to the building and part of the leased premises. The Lessor has given Lessee permission to build a dock in front of the sixteen foot door and extend a turn-around into the ball park. Also at the Southwest Corner the Lessee will be permitted to install a concrete pad for a compactor.

     2. Acceptance of the Property: At the commencement of the lease term, the Lessee shall accept the building, improvements, equipment, and fixtures on or in the leased premises, in their existing condition. No representation, statement, or warranty, expressed or implied, has been made by or on behalf of the Lessors as to such condition.

     3. Term of Lease: The term of this lease shall be for Twenty-five (25) months commencing September 1, 1988 and shall terminate on October 1, 1990.

LEASE AGREEMENT                  Page 2

     4. Option: The Lessee shall have the right of first refusal if the Lessor decides to lease the building after the initial term.

     5. Rent: Lessee shall pay to the Lessors the sum of Two Thousand One Hundred Dollars ($2,100.00) per month, which shall be due and payable on the first (1st) day of each month, commencing September 1, 1988. Lessee shall pay to the Lessors the first and last month's rent prior to September 1, 1988. All payments of rent are to be made payable to Jimmie Taylor, Realtors, P. O. Box 3409, Fort Smith, Arkansas, 72913.

     6. Taxes: The real property taxes on the leased premises shall be paid by the Lessors, but all personal property taxes due on the contents of the leased premises or the result of any business conducted by the Lessee in the leased premises shall be paid the Lessee. The Lessee shall not permit any liens to be filed on the leased premises as a result of any tax liability arising out of any business conducted by Lessee on the leased premises.

     7. Insurance: Lessors shall keep and maintain all-risk property insurance on the structure of the leased premises in the amount of at least 90% of the replacement cost of the building. Lessee shall obtain and keep in force during the entire term of the lease, at their expense, a policy of general public liability insurance, to which the Lessors shall be named as co-insureds, with minimum limits of $250,000.00-$500,000.00. The Lessee shall provide the Lessors with proof of insurance within thirty (30) days after the execution of this lease agreement. The Lessee shall be responsible for obtaining insurance, if it desires, covering its own equipment or other personal property which may be stored on the leased premises. The Lessee shall obtain a policy of workers' compensation insurance issued by a company authorized to do business in the state of Arkansas, covering its

LEASE AGREEMENT                     Page 3

employees on said premises and shall provide the Lessors with a certificate of said coverage within thirty (30) days after execution of this lease agreement.

     8. Use of the Premises: The Lessee should satisfy itself that the use of these premises is in conformance with all zoning regulations of the City of Fort Smith, Arkansas, and the Lessors make no representation as to their conforming use. The Lessee shall use these premises for the purposes of printing and packaging products and related warehouse and office use. The Lessee shall keep the entire leased premises, including walls, floors, ceilings, and fixtures broom clean. ALL flammable material shall be stored so as to reasonably avoid the risk of fire or explosion.

     9. Damage or Destruction of Leased Premises and Untenantability: In the event the leased premises are damaged or destroyed, the Lessors shall, with the proceeds of such insurance as it has on the leased premises, promptly repair and rebuild the demised premises. If the premises, or any portion thereof, are made untenantable by fire, the elements, or other casualty, rent for the leased premises, or affected portion thereof, shall abate from the date of such casualty to restoration of tenantability. Lessor shall restore same with all reasonable speed, and if Lessor does not restore the premises or the affected portion thereof to tenantability within sixty
(60) days thereafter, Lessee may then terminate this lease. If the premises are more than fifty percent (50%) destroyed by such casualty, either Lessor or Lessee may terminate this lease unless Lessor is able to rebuild and restore the Premises within ninety (90) days of such casualty. Rent shall abate during such period of untenantability. The Lessors hereby agree that no action shall be maintained by the Lessors or the Lessors' insurance company against the Lessee in the event of said loss regardless of the cause thereof, including Lessee's negligence, and that lessor shall cause the relevant insurance policies to contain a waiver of subrogation clause to evidence this release.

LEASE AGREEMENT                 Page 4

     10. Repairs and Maintenance: The Lessors shall be responsible for the maintenance of the roof on the building and for any major maintenance required to the outside of the structure or upon the electrical, plumbing, gas, or air conditioning systems during the lease term, unless caused by the fault of the Lessee. The Lessee shall give written notice to the Lessors of the need of repairs specifying such repairs. The Lessee shall be responsible for any and all minor maintenance necessary within the leased premises, including the electrical, plumbing, gas, or air conditioning systems, or any damage caused by the negligence or want of care of it by its employees, or the public which it serves, and shall further be responsible for all janitorial work required therein, as well as the maintenance of any glass which is permanently a part of the leased premises. Lessee shall maintain the leased premises in good condition, less ordinary wear and tear.

     11. Utilities: The Lessee shall bear all utility expenses attributable to the leased property and shall be responsible for all deposits required thereby. The Lessee shall not permit any liens to be filed on the leased property as a result of the nonpayment of any utility charges.

     12. Assignment or Subletting: The Lessee shall not assign, mortgage, or encumber this lease, nor sublet nor permit the lease of the property or any part thereof to be used by others, without the prior written consent of the Lessors in each instance, which shall not be unreasonably withheld.

     13. Indemnification by Lessee: The Lessee covenants and agrees with the Lessors that during the entire term of the lease and any extensions or renewals thereof, the Lessee will indemnify and save harmless the Lessors against any and all claims, debts, demands, or obligations which may be made against the Lessors or

LEASE AGREEMENT                      Page 5

against the Lessors' title in the premises, arising by reason of or in connection with, any alleged act or omission of the Lessee or any person claiming under, by, or through the Lessee; and if it becomes necessary for the Lessors to defend any action seeking to impose such liability, the Lessee will pay the Lessors all costs of court and attorneys' fees incurred by the Lessors in affecting such defense in addition to any other sums which the Lessors may be called upon to pay by reason of the entry of a judgment against the Lessors in the litigation of which such claim is asserted.
Except, however, this article shall be subject to the provisions of article 9 concerning the non-liability of Lessee.

     14. Default by Lessee: If the leased property shall be deserted or vacated, or if proceedings are commenced against the Lessee in any Court under a bankruptcy act or for the appointment of a trustee or receiver of the Lessee's property either before or after the commencement of the lease term, or if there shall be a default in the payment of rent or any part thereof for more than fifteen (15) days after written notice of such default by the Lessors, or if there shall be default in the performance of any other covenant, agreement, condition, rule or regulation herein contained or hereafter established on the part of the Lessee for more than fifteen (15) days after written notice of such default by the Lessors, this lease (if the Lessors so elect) shall thereupon become null and void, and the Lessors shall have the right to reenter or repossess the leased property, either by force, summary proceedings, surrender, or otherwise, and disposes and removes therefrom the Lessee, or other occupants thereof, and their effects, without being liable to any prosecution therefore. In such case, the Lessors may, at their option, relet the leased

LEASE AGREEMENT                    Page 6

property or any part thereof, as the agent of the Lessee, and the Lessee shall pay the Lessors the difference between the rent hereby reserved and agreed to be paid by the Lessee for the portion of the term remaining at the time of reentry or repossession and the amount, if any, received or to be received under such reletting for such portion of the term. The Lessees hereby expressly waive the service of notice of intention to renter or of instituting legal proceedings to that end. "The Lessee waives and will waive all right to trial by jury in any summary proceeding hereafter instituted by the Lessor against the Lessee in respect to the leased property.

     15. Corporate Resolution: This Lease shall be executed by Label Art, Inc., 1 Riverside Way, Wilton, New Hampshire, 03086, by Mr. Thomas J. Cobery, President. Label Art, Inc. shall provide the Lessors with a copy of a corporation resolution executed by two (2) officers of the corporation, authorizing this lease to be entered into and all the terms thereof by Thomas
J. Cobery. This shall be a condition precedent to the execution of the Lease. A copy of the corporate resolution shall be attached to this lease as Exhibit "A". Thomas J. Cobery further represents that he has the authority to enter into this lease on behalf of of Label Art, Inc. and to bind the corporation to the provisions enumerated herein.

     16. Indemnification by Lessors: Lessors shall covenant and agree with the Lessee that they are the owners of the property described herein and that they have good right and title to lease and let same unto the Lessee and that the building and other improvements of Lessors do not encroach on adjacent property. Lessors covenant and agree that during the term hereof, so long as Lessee shall not be in default herein, Lessee shall have and

LEASE AGREEMENT                    Page 7

enjoy peaceful and quiet possession of the property described herein. In the event the property described herein is subject to any mortgage at the commencement of the term hereof, the Lessors shall cause the mortgagee to deliver to the Lessee a written agreement whereby the said mortgagee agrees to permit the Lessees to remain in possession during the term hereof so long as the Lessee is not in default and further agreeing to and acknowledging the rights of Lessee under this Lease Agreement.

WITNESS:                               Buhrke Co. - Division of Klein Tools

/s/                                    By  /s/ PAUL W. STIEGLER, JR.
                                           Its President

WITNESS:                               Label Art, Inc.
                                       A Delaware Corporation

/s/ Evelyn B. Dudley                   By  /s/ THOMAS J. COBERY
                                           Its President